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                     September 21, 2022

       Kirsten Spears
       Chief Financial Officer
       Broadcom Inc.
       1320 Ridder Park Drive
       San Jose, CA 95131

                                                        Re: Broadcom Inc.
                                                            Form 10-K for
Fiscal Year Ended October 31, 2021
                                                            Filed December 17,
2021
                                                            File No. 001-38449

       Dear Ms. Spears:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing